UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 10, 2017, EnerJex Resources, Inc., a Nevada corporation (the “Company”), obtained an unsecured loan in the principal amount of $150,000 from an affiliate of the holder of our issued and outstanding shares of Series B Preferred Stock (the "lender"). The loan will mature and be due and payable on April 24, 2017, at which time we either will repay the loan or we will convert the principal of the loan into shares of a class of our preferred equity securities on terms to be negotiated with the lender. We presently intend to engage in negotiations with the lender regarding the terms on which the principal of that loan may convert into shares of our preferred equity securities, and also to continue to explore the availability of debt or equity capital from other sources. In the negotiations that have occurred to date, lender has indicated a willingness to convert the loan into a new class of preferred equity securities only at a conversion price of $0.30 per share, which is a conversion price at a slight discount to our average daily weighted average trading price for the 20-trading-day period ended April 5, 2017. There can be no assurance whatsoever that we will be able either to obtain the funds with which to repay this loan, or that we will reach agreement with the lender for the conversion of the loan principal into shares of our preferred equity securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

Date: April 11, 2017	By:	/s/ Louis G. Schott
Louis G. Schott, Interim Chief Executive Officer